UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

VAXART, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On May 19, 2026, Vaxart, Inc. sent a communication to employees regarding the 2026 Annual Meeting of Stockholders.

Vaxart Team,

This is an important time for Vaxart. Together, we are making progress to redefine how vaccines are delivered and people are protected every day. Your hard work continues to propel us forward.

I am reaching out today to provide an update about our upcoming Annual Meeting, which is scheduled for July 16, 2026. A small group of shareholders is looking to replace half of our Board with their own nominees. I want to make sure you understand what this means for our Company and what we’ll need from our team.

Our Board and leadership team are committed to acting in the best interest of our Company, our shareholders and the patients who will benefit from our oral vaccines. We are pulling every lever to advance our programs as quickly as possible and transition toward a sustainable commercial model. At the same time, we are taking decisive actions in an evolving regulatory and funding environment to extend our runway and ensure we have the financial resources to advance our programs.

The group of shareholders nominated three director candidates to stand for election at our upcoming Annual Meeting. Our Board reviewed these nominees and determined that they do not have the experience or expertise Vaxart requires to continue advancing our programs and realizing our full value. In fact, we believe appointing their nominees could derail the progress we have made.

That is why it is essential that we have the right people with the right experience leading our Company forward. Over the coming weeks, we will be communicating frequently about why our directors are the right people to continue to guide our company, and we will solicit votes from shareholders to show their support. We expect there to be increased attention and scrutiny on our Company between now and the Annual Meeting.

In order for us to continue the important work we do every day, we need to double-down on executing and working efficiently. We have key clinical milestones coming up and must continue to work together so we can deliver results that will benefit patients around the world and our shareholders.

I am truly inspired by the future we are building. Thank you for your contributions to Vaxart.

Sincerely,

Steven Lo

President & Chief Executive Officer

Cautionary Language Concerning Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” provisions created by those sections, that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this communication regarding Vaxart’s strategy, prospects, plans and objectives, results from preclinical and clinical trials, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” and “would,” and other words and terms of similar meaning. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to those described in the “Risk Factors” sections of Vaxart’s most recent Annual Report on Form 10-K, including amendments thereto, and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. Vaxart undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Important Additional Information and Where to Find It

Vaxart intends to file definitive proxy materials with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for the 2026 Annual Meeting of Stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC IN CONNECTION WITH THE ANNUAL MEETING CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. Stockholders will be able to obtain the Company’s proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://investors.vaxart.com/financials-filings/sec-filings.

Participant Information

The Company, each of its directors (Steven Lo (President, Chief Executive Officer and Principal Executive Officer, and Director), Kevin P. Finney, Elaine J. Heron, Ph.D., W. Mark Watson, David Wheadon, M.D., and James B. Breitmeyer, M.D., Ph.D.) and four of its executive officers and employees in addition to Mr. Lo (Jeroen Grasman (Chief Financial Officer, Principal Financial Officer, and Principal Accounting Officer), Sean Tucker, Ph.D. (Senior Vice President and Chief Scientific Officer), Edward B. Berg (Senior Vice President and General Counsel), James Cummings, M.D. (Chief Medical Officer)) are deemed to be “participants” (as defined in Schedule 14A under the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with matters to be considered at the Annual Meeting. Information about the names of the Company’s directors and officers, their respective interests in the Company by security holdings or otherwise, and their respective compensation is set forth in the sections entitled “Executive Officers,” “Election of Directors,” “Executive Compensation,” “Director Compensation,” and “Security Ownership of Certain Beneficial Owners and Management” in the Company’s Amendment No. 1 to the Annual Report on Form 10-K, filed with the SEC on April 30, 2026 (available here). Supplemental information regarding the participants’ holdings of the Company’s securities can be found in the Statement of Change in Ownership on Form 4 filed with the SEC on May 1, 2026 with respect to Dr. Breitmeyer, available here through the SEC’s website and the Company’s investor relations website.

2